Exhibit (j)

FORM OF CUSTODY AGREEMENT

dated as of June [    ], 2011

by and between

CHURCHILL FINANCIAL BDC FUNDING LLC

(“Company”)

U.S. BANK NATIONAL ASSOCIATION

(“Custodian”)

and

U.S. BANK NATIONAL ASSOCIATION

(“Collateral Agent”)

THIS CUSTODY AGREEMENT (this “Agreement”) is dated as of June [    ], 2011 and is by and between CHURCHILL FINANCIAL BDC FUNDING LLC (and any successor or permitted assign, the “Company”), a Delaware limited liability company, having its principal place of business at[                    ], U.S. BANK NATIONAL ASSOCIATION (or any successor or permitted assign acting as custodian hereunder, the “Custodian”), a national banking association having a place of business at One Federal Street, Boston, MA 02110 and U.S. BANK NATIONAL ASSOCIATION (or any successor or permitted assign acting as collateral agent hereunder and under the Revolving Credit Agreement (as defined below), the “Collateral Agent”).

RECITALS

WHEREAS, the Company desires to retain U.S. Bank National Association to act as document custodian for the Company for the benefit of the Collateral Agent;

WHEREAS, the Company desires that the Company’s Loans (as defined below) be held and administered by the custodian pursuant to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Defined Terms. In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Agreement; provided that any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Revolving Credit Agreement (as defined below):

“Administrative Agent” means SunTrust Robinson Humphrey, Inc., or any successor thereto as Administrative Agent under the Revolving Credit Agreement.

“Agreement” means this Custody Agreement (as the same may be amended from time to time in accordance with the terms hereof).

“Authorized Person” has the meaning set forth in Section 7.4.

“Business Day” means a day on which the Custodian is open for business in the market or country in which a transaction is to take place.

“Collateral Agent” means U.S. Bank National Association.

“Collateral Manager” means Churchill Financial BDC Inc.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” means any databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other similar or related information that may be furnished to the Company by the Custodian from time to time pursuant to this Agreement.

“Custodian” has the meaning set forth in the first paragraph of this Agreement.

“Loan” means any Collateral Loan (as defined in the Revolving Credit Agreement) acquired by the Company from time to time.

“Loan Checklist” means a list delivered to the Document Custodian in connection with delivery of a Loan to the Custodian, which list identifies the items contained in the related Loan File.

“Loan File” means, with respect to each Loan delivered to the Document Custodian, each of the Required Loan Documents identified on the related Loan Checklist.

“Noteless Loan” means a Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Loan transferred to the Company.

“Participation Interest” has the meaning ascribed to it in the Revolving Credit Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof) unincorporated organization, or any government or agency or political subdivision thereof.

“Proceeds” means, collectively, (i) all cash distributions, earnings, dividends, fees and other cash payments paid on the Securities by or on behalf of the issuer or obligor thereof, or applicable paying agent and (ii) the net cash proceeds of the sale or other disposition of the Securities pursuant to the terms of this Agreement.

“Proper Instructions” means instructions (including Trade Confirmations) received by the Custodian in form acceptable to it, from the Company or the Collateral Manager on behalf of the Company in any of the following forms acceptable to the Custodian:

(a)	in writing signed by the Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier);

(b)	by electronic mail from an Authorized Person;

(c)	in tested communication;

(d)	in a communication utilizing access codes effected between electro mechanical or electronic devices; or

(e)	such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions, including oral instructions.

“Required Loan Documents” means, for each Loan:

(a)	other than in the case of a Participation, an executed copy of the assignment for such Loan, as identified on the Loan Checklist;

(b)	with the exception of Noteless Loans and Participations, the original executed Underlying Note endorsed by the issuer or the prior holder of record in blank or to the Company;

(c)	an executed copy of the Underlying Loan Agreement (which may be included in the Underlying Note if so indicated in the Loan Checklist), together with a copy of all amendments and modifications thereto, as identified on the Loan Checklist;

(d)	a copy of each related security agreement (if any) signed by the applicable Obligor(s), as identified on the Loan Checklist;

(e)	a copy of the Loan Checklist, and

(f)	a copy of each related guarantee (if any) then executed in connection with such Loan, as identified on the Loan Checklist. [Confirm]

“Revolving Credit Agreement” means the credit agreement identified on Schedule C, which Schedule C may be updated from time to time with the consent of the parties hereto and the Administrative Agent.

“Trade Confirmation” means a confirmation to the Custodian from the Company of the Company’s acquisition of a Loan, and setting forth applicable information with respect to such Loan, which confirmation may be in the form of Schedule A attached hereto and made a part hereof, subject to such changes or additions as may be agreed to by, or in such other form as may be agreed to by, the Custodian and the Company from time to time.

“Underlying Loan Agreement” means, with respect to any Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Loan is made.

“Underlying Loan Documents” means, with respect to any Loan, the related Underlying Loan Agreement together with any agreements and instruments (including any Underlying Note) executed or delivered in connection therewith.

“Underlying Note” means the one or more promissory notes executed by an obligor evidence a Loan.

1.2 Construction. In this Agreement unless the contrary intention appears:

(a)	any reference to this Agreement or another agreement or instrument refers to such agreement or instrument as the same may be amended, modified or otherwise rewritten from time to time;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	any term defined in the singular form may be used in, and shall include, the plural with the same meaning, and vice versa;

(d)	a reference to a Person includes a reference to the Person’s executors, Custodian, successors and permitted assigns;

(e)	an agreement, representation or warranty in favor of two or more Persons is for the benefit of them jointly and severally;

(f)	an agreement, representation or warranty on the part of two or more Persons binds them jointly and severally;

(g)	a reference to the term “including” means “including, without limitation,” and

(h)	a reference to any accounting term is to be interpreted in accordance with generally accepted principles and practices in the United States, consistently applied, unless otherwise instructed by the Company.

1.3 Headings. Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT OF CUSTODIAN

2.1 Appointment and Acceptance. The Company hereby appoints the Custodian as custodian of all Loans owned by the Company at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it subject to and in accordance with the provisions hereof.

2.2 Instructions. The Company agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian, as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

2.3 Collateral Agent. The Custodian shall take and retain custody of the Loans and Required Loan Documents delivered by the Company hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent, in order to perfect the Collateral Agent’s security interest therein for the benefit of the Secured Parties under the Revolving Credit Agreement. In taking and retaining custody of the Loans and the Required Loan Documents, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties under the Revolving Credit Agreement; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Loans or Required Loan Documents.

3.	DUTIES OF CUSTODIAN

3.1 Segregation. All Loans held by the Custodian for the account of the Company shall be physically segregated from other loans and non-cash property in the possession of the Custodian and shall be identified as subject to this Agreement.

3.2 Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Loans, containing such information as the Company and the Custodian may reasonably agree; provided that, with respect to such Loans, all Required Loan Documents shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other person and marked so as to clearly identify them as the property of the Company in a manner consistent with Rule 17f-1 under the 1940 Act and as set forth in this Agreement.

3.3 Delivery of Loans to Custodian.

(a)	The Company shall deliver, or cause to be delivered, to the Custodian all of the Loans owned by the Company at any time during the period of this Agreement. With respect to Loans, the Required Loan Documents shall be delivered to the Custodian at the address identified herein. The Custodian shall not be responsible for Loans or other assets until actually delivered to, and received by it.

(b) (i)	Contemporaneously with the acquisition of any Loan, the Company shall deliver or cause to be delivered to the Custodian a properly completed Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may conclusively rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require, and shall deliver to the Custodian the Required Loan Documents for all Loans, including the Loan Checklist.

(ii)

Notwithstanding anything herein to the contrary, delivery of the Loans acquired by the Company which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such

Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of the Company (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Company as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement. Any duty on the part of the Custodian with respect to the custody of such Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it.

(iii)	The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Company to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Custodian.

3.4	Release of Securities.

(a)	The Custodian shall release and deliver, or direct its agents or sub-custodian to release and deliver, as the case may be, Loans or Required Loan Documents of the Company held by the Custodian, its agents or its sub-custodian from time to time upon receipt of Proper Instructions (which shall, among other things, specify the Loans or Required Loan Documents to be released, with such delivery and other information as may be necessary to enable the Custodian to perform), which may be standing instructions (in form acceptable to the Custodian) in accordance with the Revolving Credit Agreement. It is understood and agreed by each of the parties hereto, that upon receipt by the Custodian of notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default under the Revolving Credit Agreement, the Custodian shall no longer accept Proper Instructions or other instructions from the Company (or the Collateral Manager on its behalf) hereunder with respect to the Loans or the Required Loan Documents. From and after receipt of such notice, the Custodian shall only comply with Proper Instructions from the Collateral Agent.

3.5 Proceeds. Any Proceeds from the Loans received by the Custodian from time to time shall be deposited into the Collection Account pursuant to the Revolving Credit Agreement and the Account Control Agreement.

3.6 Records. The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Loans or other property held for the Company under this Agreement. All such records shall be the property of the Company and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company and the Collateral Agent.

4.	REPORTING

(a)	If requested by the Company, the Collateral Agent or the Administrative Agent, the Custodian shall render a monthly report of (i) an itemized statement of the Loans held pursuant to this Agreement as of the end of each month, as well as a list of all Loan transactions that remain unsettled at that time, and (ii) such other matters as the parties may agree from time to time.

(b)	The Custodian shall have no duty or obligation to undertake any market valuation of the Loans under any circumstance.

(c)	The Custodian shall provide the Company, the Collateral Agent and the Administrative Agent with such reports as are reasonably available to it and as may be reasonably requested from time to time, on the internal accounting controls and procedures for safeguarding securities, which are employed by the Custodian.

5.	RESERVED.

6.	RESERVED.

7.	CERTAIN GENERAL TERMS

7.1 No Duty to Examine Underlying Instruments. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note, or other financing document evidencing or governing any Loan to determine the validity, sufficiency, marketability or enforceability of any Loan (and shall have no responsibility for the genuineness or completeness thereof), or otherwise.

7.2 Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Company and any information contained in the books or records of the Company, the Company shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

7.3 Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines (at its sole option) to be contrary to the terms of this Agreement or applicable law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

7.4 Proper Instructions.

(a)	Each of the Collateral Agent and the Company will give a notice to the Custodian, in form acceptable to the Custodian, specifying the names and specimen signatures of persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each is an “Authorized Person”) which notice shall be signed by an Authorized Person previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives written notice from an Authorized Person of the Company or the Collateral Agent, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule B attached hereto and made a part hereof (as such Schedule B may be modified from time to time by written notice from the Company or the Collateral Agent, as applicable, to the Custodian);

(b)	The Custodian shall have no responsibility or liability to the Company (or any other person or entity), and shall be indemnified and held harmless by the Company, in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with applicable law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions.

7.5 Actions Permitted Without Express Authority. The Custodian may, at its discretion, without express authority from the Company or the Collateral Agent, in general attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the Loans.

7.6 Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Company or the Collateral Agent by an Authorized Officer. The Custodian may receive and accept a certificate signed by any Authorized Officer as conclusive evidence of:

(a)	the authority of any person to act in accordance with such certificate; or

(b)	any determination or of any action by such Person as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Officer of the Company or the Collateral Agent.

7.7 Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m., Eastern time (or such other time as is agreed by the Company and the Custodian from time to time), on a Business Day will be deemed to have been received on the next Business Day (but in the case of communications so received after 3:30 p.m., Eastern time, on a Business Day the Custodian will use its best efforts to process such communications as soon as possible after receipt).

8.	COMPENSATION OF CUSTODIAN

8.1 Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of that certain fee letter dated June [    ], 2011, by and among the Company, the Collateral Manager and the Custodian.

8.2 Expenses. The Company agrees to pay or reimburse to the Custodian upon its request from time to time all costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred, in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

9.	RESPONSIBILITY OF CUSTODIAN

9.1 General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Loans except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

9.2 Instructions.

(a)	The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Company or the Collateral Agent as it reasonably deems necessary, and shall be entitled to require, upon notice to the Company or the Collateral Agent, that Proper Instructions to it be in writing. The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to the Proper Instruction of the Company or the Collateral Agent.

(b)	Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable terms of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Company, and otherwise in accordance with any applicable terms of this Agreement.

9.3 General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)	The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Company shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document, provided, however, that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(b)	Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, willful misconduct or bad faith on its part and in breach of the terms of this Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(c)	In no event shall the Custodian be liable for any indirect, special or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(d)	The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 8.2 above.

(e)

The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer working in its Corporate Trust Services group and charged with responsibility for administering this

Agreement or unless (and then only to the extent) received in writing by the Custodian at the applicable address as set forth in Section 15 and specifically referencing this Agreement.

(f)	No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Company or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g)	The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(h)	The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with reasonable due care.

(i)	All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

9.4 Indemnification; Collateral Agent’s Lien.

(a)	The Company shall and does hereby indemnify and hold harmless the Custodian for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities, that may arise, be brought against or incurred by the Custodian, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Company and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s own actions constituting gross negligence or willful misconduct.

(b)	Each of the Company and the Custodian hereby agree that the Loans and the Required Loan Documents are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties therein in accordance with the Revolving Credit Agreement.

9.5 Force Majeure. Without prejudice to the generality of the foregoing, the Custodian shall be without liability to the Company for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Company (including any Authorized Person) in its instructions to the Custodian; or changes in applicable law, regulation or orders.

10.	SECURITY CODES

If the Custodian issues to the Company security codes, passwords or test keys in order that it may verify that certain transmissions of information, including Proper Instructions, have been originated by the Company, the Company shall safeguard any security codes, passwords, test keys or other security devices which the Custodian shall make available.

11.	TAX LAW

11.1 Domestic Tax Law. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Company or the Custodian as custodian of the Loans, by the tax law of the United States or any state or political subdivision thereof. The Custodian shall be kept indemnified by and be without liability to the Company for such obligations, including taxes (but excluding any income taxes assessable in respect of compensation paid to the Custodian pursuant to this agreement), withholding, certification and reporting requirements, claims for exemption or refund, additions for late payment interest, penalties and other expenses (including legal expenses) that may be assessed against the Company, or the Custodian as custodian of the Loans.

12.	EFFECTIVE PERIOD AND TERMINATION

12.1 Effective Date. This Agreement shall become effective as of its due execution and delivery by each of the parties. This Agreement shall continue in full force and effect until terminated as hereinafter provided. This Agreement may be terminated by the Custodian or the Company pursuant to Section 12.2.

12.2 Termination. This Agreement shall terminate upon the earliest of (a) the occurrence of the effective date of termination specified in any written notice of termination given by either party to the other not later than ninety (90) days prior to the effective date of termination specified therein (in each case with a copy to the Administrative Agent and the Collateral Agent), (b) such other date of termination as may be mutually agreed upon by the parties in writing (with the prior written consent of the Administrative Agent).

12.3 Resignation. The Custodian may at any time resign under this Agreement by giving not less than ninety (90) days advance written notice thereof to the Company, the Collateral Manager, the Collateral Agent and the Administrative Agent.

12.4 Successor. Prior to the effective date of termination of this Agreement, or the effective date of the resignation of the Custodian, as the case may be, the Company (with the prior written consent of the Administrative Agent) shall give Proper Instruction to the Custodian designating a successor Custodian, if applicable.

12.5 Payment of Fees, etc. Upon termination of this Agreement or resignation of the Custodian, the Company shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be). All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

12.6 Final Report. In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Company a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

13.	REPRESENTATIONS AND WARRANTIES

13.1 Representations of the Company. The Company represents and warrants to the Custodian that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement, and it has duly authorized and executed this Agreement so as to constitute its valid and binding obligation; and

(b)	in giving any instructions which purport to be “Proper Instructions” under this Agreement, the Company will act in accordance with the provisions of its organizational documents, the Revolving Credit Agreement and bylaws and any applicable laws and regulations.

13.2 Representations of the Custodian. The Custodian hereby represents and warrants to the Company that:

(a)	it is qualified to act as a custodian pursuant to Section 26(a)(1) of the 1940 Act;

(b)	it has the power and authority to enter into and perform its obligations under this Agreement;

(c)	it has duly authorized and executed this Agreement so as to constitute its valid and binding obligations; and

(d)	that it maintains business continuity policies and standards that include data file backup and recovery procedures that comply with all applicable regulatory requirements.

14.	PARTIES IN INTEREST; NO THIRD PARTY BENEFIT

Except as specified in the following sentence, this Agreement is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties (other than successors and permitted assigns pursuant to Section 19). The Administrative Agent is an express third-party beneficiary of this Agreement with full rights to enforce all obligations of the Custodian hereunder.

15.	NOTICES

Any Proper Instructions shall be given to the following address (or such other address as either party may designate by written notice to the other party), and otherwise any notices, approvals and other communications hereunder shall be sufficient if made in writing and given to the parties at the following address (or such other address as either of them may subsequently designate by notice to the other), given by (i) certified or registered mail, postage prepaid, (ii) recognized courier or delivery service, or (iii) confirmed telecopier or telex, with a duplicate sent on the same day by first class mail, postage prepaid:

(a)	if to the Company, to

[Address]

Attention:

Fax:

(b)	if to the Custodian, to

U.S. Bank National Association

1719 Range Way

Florence, South Carolina 29501

Mail Code: Ex - SC - FLOR

Ref:

Attn:

E-mail:

Facsimile No.:

(c)	if to the Administrative Agent or the Collateral Agent, at its respective address specified in the Revolving Credit Agreement.

16.	CHOICE OF LAW AND JURISDICTION

This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with and governed by the laws of the State of New York for all purposes (without regard to its choice of law provisions).

17.	ENTIRE AGREEMENT; COUNTERPARTS

17.1 Complete Agreement. This Agreement constitutes the complete and exclusive agreement of the parties with regard to the matters addressed herein and supersedes and terminates, as of the date hereof, all prior agreements, agreements or understandings, oral or written between the parties to this Agreement relating to such matters.

17.2 Counterparts. This Agreement may be executed in any number of counterparts and all counterparts taken together shall constitute one and the same instrument.

17.3 Facsimile Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

18.	AMENDMENT; WAIVER

18.1 Amendment. This Agreement may not be amended and except by an express written instrument duly executed by each of the Company, the Collateral Agent and the Custodian and with the prior written consent of the Administrative Agent.

18.2 Waiver. In no instance shall any delay or failure to act be deemed to be or effective as a waiver of any right, power or term hereunder, unless and except to the extent such waiver is set forth in an expressly written instrument signed by the party against whom it is to be charged.

19.	SUCCESSOR AND ASSIGNS

19.1 Successors Bound. The covenants and agreements set forth herein shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party and the Administrative Agent; provided that the foregoing shall not limit the ability of the Custodian to delegate certain duties or services to or perform them through agents or attorneys appointed with due care as expressly provided in this Agreement.

19.2 Merger and Consolidation. Any corporation or association into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation or association to which the Custodian transfers all or substantially all of its corporate trust business, shall be the successor of the Custodian hereunder, and shall succeed to all of the rights, powers and duties of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

20.	SEVERABILITY

The terms of this Agreement are hereby declared to be severable, such that if any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms.

21.	INSTRUMENT UNDER SEAL; HEADINGS

This Agreement is intended to take effect as, and shall be deemed to be, an instrument under seal.

22.	REQUEST FOR INSTRUCTIONS

If, in performing its duties under this Agreement, the Custodian is required to decide between alternative courses of action, the Custodian may (but shall not be obliged to) request written instructions from the Company or the Collateral Agent as to the course of action desired by it. If the Custodian does not receive such instructions within two (2) days after it has requested them, the Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Custodian shall act in accordance with instructions received from the Company or the Collateral Agent in response to such request after such two-day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

23.	OTHER BUSINESS

Nothing herein shall prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Company or any other Person. Nothing contained in this Agreement shall constitute the Company and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement.

24.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendment hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further production shall likewise be admissible in evidence.

25. NO PETITION IN BANKRUPTCY. The Custodian agrees not to file or join in the filing of an involuntary petition in bankruptcy against the Company for the nonpayment of the Custodian’s fees or other amounts payable by the Company under this Agreement until the payment in full of all Obligations issued under the Revolving Credit Agreement and the expiration of a period equal to one year and one day or, if longer, the applicable preference period under the Bankruptcy Code plus ten (10) days following said payment. The provisions of this Section 25 shall survive termination of this Agreement.

26. LIMITED RECOURSE AGAINST THE COMPANY. Notwithstanding any other provision of this Agreement, each of the parties hereto hereby agrees that any obligations of the Company under this Agreement are limited recourse obligations of the Company, payable solely from the Collateral in accordance with Article 9 of the Revolving Credit Agreement, and following realization of the Collateral, all obligations of the Company under this Agreement and any claims of a party hereto shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, member or manager of the Company or its successors or assigns for any amounts payable under this Agreement. The provisions of this Section 26 shall survive the termination of this Agreement.

27.	MISCELLANEOUS

The Company acknowledges receipt of the following notice:

“IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Custodian will ask for documentation to verify its formation and existence as a legal entity. The Custodian may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.”

[PAGE INTENTIONALLY ENDS HERE. SIGNATURES APPEAR ON NEXT PAGE.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by a duly authorized officer, intending the same to take effect as of the      day of                     , 2011.

CHURCHILL FINANCIAL BDC FUNDING LLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Agent under the Revolving Credit Agreement

By:
Name:
Title:]

ACKNOWLEDGED AND AGREED:

CHURCHILL FINANCIAL BDC INC.

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY INC.

By:
Name:
Title:

SCHEDULE A

(Trade Confirmation)

[See Attached.]

SCHEDULE B

Any of the following persons (each acting singly) shall be an Authorized Person (as this list may subsequently be modified by the Company from time to time by written notice to the Custodian):

NAME:

SCHEDULE C

Credit Agreement

1.	Credit and Security Agreement, dated as of the date hereof, by and among the Company, Churchill Financial BDC Inc., as the Collateral Manager, the lenders from time to time party thereto, SunTrust Robinson Humphrey, Inc., as the Administrative Agent and U.S. Bank National Association, as the Collateral Agent

2.	Revolving Credit and Security Agreement, dated as of the date hereof, by and among the Company, Churchill Financial BDC Inc., as the Collateral Manager, the lenders from time to time party thereto, SunTrust Robinson Humphrey, Inc., as the Administrative Agent and U.S. Bank National Association, as the Collateral Agent.